EXHIBIT 99.1



                          VERTIS ANNOUNCES OFFERING OF
                            $100 MILLION SENIOR NOTES


          BALTIMORE, MD. - VERTIS INC. ("Vertis"), a leading provider of technology-based marketing and advertising solutions, today announced that they entered into a purchase agreement to sell an additional $100 million principal amount of Senior Notes due 2009 (the "Notes"). The Notes will be guaranteed by certain of Vertis' domestic subsidiaries and will bear interest at a 10.875% rate per annum. The net proceeds from the offering of the Notes will be used to pay down the bank debt under Vertis' existing senior and senior subordinated credit facilities.

          The Notes are only being sold in a private Rule 144A offering to qualified institutional investors and in a Regulation S offering to certain non-U.S. persons in transactions outside the United States. The Notes will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.


          THIS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

          Vertis is a leading international provider of integrated marketing solutions that seamlessly combines advertising, direct marketing, media, imaging and progressive technology. The company's product and service offerings include: consumer and media research, media planning and placement, creative services, digital media production, targetable advertising insert programs, fully integrated direct marketing programs, circulation-building newspaper products, and interactive marketing.

          Serving more than 3,000 local, regional, national and international customers, Vertis is a privately held company. Vertis clients encompass numerous Fortune 500 companies across diverse industries, including ad agencies, automotive, consumer packaged goods, durable goods and manufacturing, financial services, fragrance and beauty, food and grocery, healthcare, media and publishing, newspapers, retailers and technology.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In the call, the words "believes", "anticipates", "expects", "estimates", "plans", "intends" and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates and beliefs. Even if those plans, estimates or beliefs change because of future

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events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.


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